Exhibit 4.1

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is entered into and effective as of [●], 2022, by and among Artemis Strategic Investment Corporation, a Delaware corporation (“SPAC”), Novibet PLC, a United Kingdom public limited company (“PubCo”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (“Continental”), as warrant agent. Capitalized terms used but not defined herein have the meanings given to such terms in the Warrant Agreement (as defined below).

WHEREAS, SPAC completed its initial public offering of units on October 4, 2021 (“Offering”), pursuant to which it issued an aggregate of 20,125,000 units, each unit consisting of one share of Class A common stock of SPAC, par value $0.0001 per share (“SPAC Class A Shares”) and one-half of one redeemable warrant (“Public Warrants”), each whole Public Warrant entitling the holder thereof to purchase one SPAC Class A Share at an initial exercise price of $11.50 per share, subject to adjustment;

WHEREAS, simultaneously with the completion of the Offering, SPAC completed the offer and sale of an aggregate of 10,000,000 warrants (“Private Placement Warrants”), each Private Placement Warrant entitling the holder thereof to purchase one SPAC Class A Share at an initial exercise price of $11.50 per share, subject to adjustment;

WHEREAS, in order to finance SPAC’s transaction costs in connection with an intended initial business combination, Artemis Sponsor, LLC, a Delaware limited liability company and sponsor of SPAC (the “Sponsor”) or affiliates of the Sponsor or SPAC’s officers and directors may, but are not obligated to, loan to SPAC funds as SPAC may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,500,000 warrants at a price of $1.00 per warrant (the “Working Capital Warrants” and, together with the Private Placement Warrants and the Public Warrants, the “Warrants”);

WHEREAS, SPAC and Continental entered into a warrant agreement, dated as of September 29, 2021, governing the terms of the Warrants (the “Warrant Agreement”);

WHEREAS, SPAC has entered into an Agreement and Plan of Reorganization, dated as of March 30, 2022 (the “Merger Agreement”), by and among Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus and the holder of all of the issued and outstanding ordinary shares of Logflex (the “Logflex Shareholder”), Logflex MT Holding Limited, a limited liability company incorporated under the laws of Malta and a direct, wholly-owned subsidiary of the Logflex Shareholder (“Logflex”), PubCo, Novibet Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”) and SPAC, pursuant to which Merger Sub will merge through a statutory merger with and into SPAC (the “Merger”), with SPAC surviving the Merger as a direct, wholly-owned subsidiary of PubCo (the transactions contemplated by the Merger Agreement, including the Merger, are referred to herein as the “Business Combination”), which transactions will constitute the initial “Business Combination” of SPAC for purposes of the Warrant Agreement;

WHEREAS, at the closing of the Merger (the “Closing”), each outstanding SPAC Class A Share (other than any Excluded SPAC Shares, as defined in the Merger Agreement) will be converted into and exchanged for the right to receive one ordinary share of PubCo, par value $0.0001 per share (the “PubCo Shares”);

WHEREAS, pursuant to Section 2.6(b) of the Merger Agreement and Section 4.5 of the Warrant Agreement, upon the Closing, each Warrant issued and outstanding immediately prior to the Closing will be assumed by PubCo and will represent a warrant to purchase PubCo Shares (collectively, the “PubCo Warrants”) in accordance with the terms of the Warrant Agreement (as assumed and amended by this Agreement);

WHEREAS, Section 9.8 of the Warrant Agreement provides that SPAC and the Warrant Agent may amend the Warrant Agreement without the consent of any Registered Holder (as such term is defined in the Warrant Agreement) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Warrant Agreement as SPAC and the Warrant Agent may deem necessary or desirable and that SPAC and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders (as such term is defined in the Warrant Agreement) of the Warrants; and

WHEREAS, pursuant to Section 8.18 of the Merger Agreement, SPAC agreed to assign to PubCo, and PubCo agreed to assume, all of SPAC’s rights, interests, and obligations under the Warrant Agreement, in each case, effective upon the Closing.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.     Assignment and Assumption of Warrant Agreement. SPAC hereby assigns to PubCo all of SPAC’s right, title and interest in and to the Warrant Agreement (as amended hereby) and PubCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the Business Combination and conditioned on the occurrence of the Closing. As a result of the preceding sentence, effective immediately following the completion of the Business Combination, each Warrant shall automatically cease to represent a right to acquire SPAC Class A Shares and shall instead represent a right to subscribe for PubCo Shares pursuant to the terms and conditions of the Warrant Agreement (as amended hereby). PubCo consents to payment of the Warrant Price upon an exercise of such PubCo Warrants for PubCo Shares in accordance with the terms of the Warrant Agreement.

2.     Consent. The Warrant Agent hereby consents to the assignment of the Warrant Agreement by SPAC to PubCo and the assumption by PubCo of the Warrant Agreement, each pursuant to Section 1 hereof, effective immediately following, and conditioned on the occurrence of, the Closing, and to the continuation of the Warrant Agreement in full force and effect from and after the Business Combination, subject at all times to the Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement (as amended hereby) and this Agreement.

3.     Replacement Instruments. As of the Closing, all outstanding instruments evidencing Warrants shall automatically be deemed to evidence PubCo Warrants reflecting the adjustment to the terms and conditions described herein and in Section 4.5 of the Warrant Agreement. Following the Closing, upon request by any holder of a PubCo Warrant, PubCo shall issue a new instrument for such PubCo Warrant to the holder thereof.

4.     Amendments to Warrant Agreement. To the extent required by this Agreement, the Warrant Agreement is hereby amended pursuant to Section 9.8 thereof to reflect the subject matter contained in this Agreement, effective as of the Closing, including as set forth below:

(a)	Unless the context otherwise requires, from and after the Closing, any references in the Warrant Agreement or the Warrants to: (i) the “Company” shall mean PubCo; (ii) “Class A Common Stock”, “Common Stock” or “shares” shall mean the PubCo Shares; (iii) “stockholder” shall mean shareholder; and (iv) the “Board of Directors” or any committee thereof shall mean the board of directors of PubCo or any committee thereof.

(b)	Section 2.1 of the Warrant Agreement is hereby amended by replacing the phrase “either of the Company’s Co-Chief Executive Officers” with the phrase “the Company’s Chief Executive Officer”.

(c)	Section 2.4 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(d)	Section 2.5 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

2.5 Fractional Warrants. The Company shall not issue fractional Warrants.

(e)	Section 2.6(f) of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(f)	Section 4.4 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(g)	Section 4.10 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(h)	Section 5.6 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(i)	Section 7.3 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

7.3. Authority to Issue Shares. The Company shall at all times maintain sufficient authorisation to issue and allot shares to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

(j)	Section 9.2 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

9.2. Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery, by pdf via email, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Novibet PLC

c/o Logflex MT Holding Limited

170, Pater House

Level 1 (suite A191) Psaila Street

Birkirkara, BKR 9077

Malta

Attention: George Athanasopoulos

Email: georgea@novibet.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery, by pdf via email, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

with a copy in each case to:

Harris Beach PLLC

Larkin at Exchange

726 Exchange Street, Suite 1000

Buffalo, New York 14210

Attention: Rajat R. Shah

Email: rshah@HarrisBeach.com

(k)	The Warrant Agreement is hereby amended by adding the following Sections:

9.10 Currency. All dollar amounts herein are expressed in United States dollars.

9.11 Day not a Business Day. If any day on or before which any action or notice is required to be taken or given hereunder is not a Business Day, then such action or notice shall be required to be taken or given on or before the requisite time on the next succeeding day that is a Business Day.

5.     Reference to and Effect on Agreements. Any references to “this Agreement” in the Warrant Agreement will mean the Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Warrant Agreement shall remain in full force and effect.

6.     Entire Agreement. This Agreement and the Warrant Agreement, as modified by this Agreement, constitute the entire understanding of the parties and supersede all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

7.     Applicable Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

8.     Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Execution and delivery of this Agreement by electronic mail or exchange of facsimile of .pdf copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

9.     Successors. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

10.   Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Business Combination and the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as a deed as of the day and year first above written.

Executed as a deed by: ARTEMIS STRATEGIC INVESTMENT CORPORATION

By:
	Name:	Thomas Granite
	Title:	Chief Financial Officer, Treasurer and Secretary

In the presence of:

Witness signature

Name (in BLOCK CAPITALS)

Address

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

Executed as a deed by: NOVIBET PLC

By:
Name:
Title:

In the presence of:

Witness signature

Name (in BLOCK CAPITALS)

Address

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

Executed as a deed by: CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
	Name:	Douglas Reed
	Title:	Vice President of Account Administration

In the presence of:

Witness signature

Name (in BLOCK CAPITALS)

Address

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]